                                                                      EXHIBIT 11
                                                                      ----------
                    MICKELBERRY COMMUNICATIONS INCORPORATED
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   For the Three Months and Six Months Ended
                            June 30, 1995 and 1994
                        In Thousands (except per share)

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
                                                           2nd Quarter
                                          -------------------------------------------------
                                                  1995                       1994
                                          ----------------------     ----------------------
                                                         Fully                      Fully
                                          Primary        Diluted     Primary        Diluted
                                          -------        -------     -------        -------
Income (loss)
 attributable to
 common stock:
Net income (loss)                         $   (52)       $   (52)    $   109        $   109
Less dividends on
 preferred stock                              (18)           (18)        (18)           (18)
                                          -------        -------     -------        -------
1. Net income (loss)                      $   (70)       $   (70)    $    91        $    91
                                          =======        =======     =======        =======
Shares used in
 calculating earnings
 (loss) per share (all
 weighted averages):
Shares outstanding                          5,878          5,878       5,876          5,876
Shares deemed issued
 for stock options (if
 dilutive)                                    -              -             8              8
                                          -------        -------     -------        -------
2. Total                                    5,878          5,878       5,894          5,894
                                          =======        =======     =======        =======

Earnings (loss)
 per share:
Net income (1 divided by 2)               $  (.01)       $  (.01)    $   .02        $   .02
                                          =======        =======     =======        =======

                                                          Year to Date
                                          -------------------------------------------------
Income (loss)
 attributable to
 common stock:
Net income (loss)                         $   293        $   293     $  (175)       $  (175)
Less dividends on
 preferred stock                              (36)           (36)        (36)           (36)
                                          -------        -------     -------        -------
1. Net income (loss)                      $   257        $   257     $  (211)       $  (211)
                                          =======        =======     =======        =======

Shares used in
 calculating earnings
 (loss) per share (all
 weighted averages):
Shares outstanding                          5,878          5,878       5,876          5,876
Shares deemed issued
 for stock options (if
 dilutive)                                     71             71          -              -
                                          -------        -------     -------        -------
2. Total                                    5,949          5,949       5,876          5,876
                                          =======        =======     =======        =======

Earnings (loss)
 per share:
Net income (1 divided by 2)               $   .04       $    .01     $  (.04)       $  (.04)
                                          =======        =======     =======        =======
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